Exhibit 99.1
Horsehead Holding Corp. Announces Third Quarter 2010 Earnings
Pittsburgh, PA, November 4, 2010 — Horsehead Holding Corp. (“Horsehead” or “Company”) (Nasdaq: ZINC), the parent company of Horsehead Corporation and The International Metals Reclamation Company (“INMETCO”), reported a consolidated net loss of $2.4 million for the third quarter of 2010, or ($0.05) per diluted share. The current quarter included charges of $3.2 million, before taxes, related to hedge mark-to-market adjustments which had a ($0.04) effect on loss per diluted share. For the third quarter of 2009, Horsehead had a consolidated net loss of $3.6 million, or $(0.10) per diluted share. Earnings before taxes for the third quarter of 2009 included hedge charges of $1.4 million. For the nine months ended September 30, 2010 Horsehead had $10.1 million in consolidated net earnings, or $0.23 per diluted share versus a net loss of $27.7 million, or $(0.78) per diluted share for the nine months ended September 30, 2009.
“Demand for our products and services remained strong and the commodity price of nickel and zinc strengthened during the quarter. EAF dust receipts for the quarter were off slightly from the first half of the year as output from the steel industry softened,” said Jim Hensler, President and Chief Executive Officer.
“The third quarter was negatively affected by the incident which occurred in the Monaca refinery on July 22, 2010 which fatally injured two employees while shutting down all of the columns used in the production of zinc oxide and refined zinc metal. As a result, production of zinc products for the quarter was 25% less than expected prior to the incident, reducing expected earnings per share by approximately $0.13. The smelting facility operated at a reduced rate during the quarter although we were able to offset a portion of the lost revenue from zinc oxide with additional zinc metal sales and by resuming zinc oxide production in our Larvik furnaces. I am pleased with the very thorough investigation of this incident and the rapid response of the team at Monaca to implement enhanced safety measures in the refinery. Production resumed on some columns today. It is expected that our full production capability will be restored by the end of this year”.
“We were also pleased to have started up the second of two waelz kilns at our new facility in Barnwell, South Carolina late in the quarter. This was also the third quarter that INMETCO was included in our results, which continued to add to our earnings during the quarter,” Hensler said.
Third Quarter Highlights
Compared to the same quarter last year:
•	Zinc product shipments increased 4,135 tons, or 13.5%, to 34,703 tons for the quarter.

•	EAF dust receipts increased 4.5% to 132,755 tons for the current quarter.

•	The LME zinc price was $0.91/lb for the third quarter of 2010 compared to $0.92 for the second quarter of 2010 and $0.80/lb for the third quarter of 2009. The LME nickel price was $9.61/lb for the third quarter of 2010 compared to $10.15 for the second quarter of 2010 and $7.99/lb for the third quarter of 2009.

•	Net sales increased $30.2 million, or 50.1%, to $90.5 million. Higher average price realization and the effect of higher shipment volume increased sales $10.0 million and $8.4 million, respectively. INMETCO, acquired on December 31, 2009, added $13.1 million to sales for the current quarter. Current quarter net sales were reduced by $3.2 million due to non-cash charges related to hedges. In comparison, the third quarter 2009 net sales were reduced by $1.4 million due to non-cash hedging charges.

•	Cost of sales (excluding depreciation and amortization) increased $29.1 million, or 51.6%, to $85.5 million. This increase reflects the effect of the higher shipment volume, higher recycling costs and cost of sales related to INMETCO, partially offset by an increase in EAF-based feedstock. The feed to the smelter derived from EAF dust increased to 84.9% for the current quarter, compared to 64.6% for the third quarter of 2009 reflecting additional waelz kiln capacity added during the past twelve months and higher steel industry output. We would expect the percentage of EAF dust-based feed used by the smelter to be in the range of 70-75% at a full six furnace smelter production rate. INMETCO added $7.8 million to cost of sales for the current quarter.

•	Selling, general and administrative expenses increased $0.9 million to $4.6 million and included $0.7 million associated with INMETCO.

•	Cash generated by operating activities was $18.8 million for the quarter ended September 30, 2010 reflecting primarily a refund of income taxes paid in prior years. Investing activities, primarily capital spending, during the quarter used $6.4 million of cash. Cash and cash equivalents were $95.2 million, after excluding $31.3 million of restricted cash, as of September 30, 2010, with $0.3 million of debt.

•	Recovery of losses associated with the Monaca refinery shutdown under the Company’s business interruption insurance has not been determined at this time; therefore, no potential recovery has been recorded during the third quarter. Horsehead received $4.5 million of advanced payment from its insurer during the quarter which more than offset cleanup and rebuild costs of approximately $3.1 million incurred during the quarter.
Shipments and Production Data

	Quarter ended Sept 30,		Nine-months ended Sept 30,
	2010	2009	2010	2009
Zinc production — tons	28,074	27,214	93,566	74,944
Zinc product shipments — tons	34,703	30,568	104,971	86,759
Zinc contained — tons	33,080	27,818	96,398	78,956
Net sales realization
Zinc products — per lb	$0.93	$0.79	$0.98	$0.69
Zinc products — per lb zinc	$0.98	$0.87	$1.07	$0.76
contained
EAF dust receipts — tons	132,755	127,058	405,420	292,702
Nickel remelt alloy shipments — tons	6,575	6,722	19,593	18,189
LME average zinc price — per lb	$0.91	$0.80	$0.96	$0.67
LME average nickel price — per lb	$9.61	$7.99	$9.62	$6.23
Business Outlook

Hensler added, “The level of our EAF dust receipts continues to be paced by the output from the steel industry. Steel industry capacity utilization has been operating in the 67 to 70 percent range during the past four weeks which is below the third quarter average of approximately 71%. We expect to operate our recycling facilities near full capacity during the fourth quarter as we reduce the backlog of dust at our facilities. We are also pleased with the performance of INMETCO during the third quarter. Phase I of our expansion plan is underway at INMETCO, which should yield a 15% increase in capacity. We recently received final approval by environmental authorities on certain aspects of this project and expect implementation early in 2011.”
Horsehead previously announced the rebuild schedule for its refinery at the Monaca, PA facility. Work continues to be slightly ahead of schedule. While the smelting facility and other operations at the Monaca plant remain active, they are operating at a reduced rate. The smelting facility is currently operating five of its six furnaces producing zinc metal. Based on current market conditions and as operations at the zinc refining facility are restarted, we anticipate returning to full smelter output later in the fourth quarter.
The Company continues to pursue recovery of the cost of repairs and lost profit, subject to customary deductibles, under the Company’s business interruption and property insurance. While the full financial impact of this incident is not known at this time absent insurance recoveries, earnings will be negatively affected for the remainder of the year. The Company believes that it will continue to have adequate liquidity to support the business.
Conference Call Information
Horsehead will conduct a conference call with investors and analysts on Friday, November 5, 2010, at 11:00 am EDT to discuss the quarterly results. Dial-in instructions are as follows.
Dial-In Numbers:
United States: (800) 288-8975
International: (612) 332-0335
An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at http://205.144.147.162/cgi-bin/confCast. Enter Conference ID# 175292 then click Go.
A replay of the call will be available beginning at 1:00 pm EDT on Friday, November 5, 2010 and ending on Friday, November 12, 2010 at 11:59 pm EST. Dial in instructions for the replay are as follows.
Dial-In Numbers:
United States: (800) 475-6701
International: (320) 365-3844
Access Code: 175292
About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust, and The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 1,000 people and has seven facilities throughout the U.S. Visit www.horsehead.net for more information.
Cautionary Statement about Forward-Looking Statements
This press release contains forward-looking statements, including statements about business outlook and strategy and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be several factors that may cause our actual results to differ materially from the forward-looking statements, including, among others, the impact of future market conditions on our results of operations and our expansion plans, our ability to obtain environmental and regulatory approvals, the success of our expansion plans and their impact on our future capacity, the impact of the Monaca incident on our continuing operations and the timing and cost of repairs and the availability and sufficiency of insurance. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.
Summary Consolidated Financial Results (in thousands except per share amounts):
Income Statement (unaudited)

	Quarter ended Sept 30,		Nine months ended Sept 30,
	2010	2009	2010	2009
Net sales	$90,549	$60,310	$286,063	$147,730
Cost of sales (excluding depreciation and amortization)	85,524	56,404	242,504	165,721

Gross profit (loss) (excluding depreciation and amortization)	5,025	3,906	43,559	(17,991)
Depreciation and amortization	4,430	3,743	13,212	10,956
S G & A expenses	4,616	3,683	14,306	11,429

Income (loss) from operations	(4,021)	(3,520)	16,041	(40,376)
Interest expense	308	596	920	1,550
Interest and other income	113	159	673	442

Income (loss) before taxes	(4,216)	(3,957)	15,794	(41,484)
Income tax provision (benefit)	(1,863)	(377)	5,657	(13,797)

Net income (loss)	$(2,353)	$(3,580)	$10,137	$(27,687)

Earnings (loss) per diluted share	$(0.05)	$(0.10)	$0.23	$(0.78)

	Quarter ended Sept 30,		Nine months ended Sept 30,
	2010	2009	2010	2009
Weighted average diluted shares outstanding	43,358	36,498	43,637	35,676

EBITDA (1)	$409	$223	$29,253	$(29,420)
Balance Sheet Items (unaudited)

	Sept 30,	December 31,
	2010	2009
Cash and equivalents	$95,150	$95,480
Other current assets	107,720	105,930
Property, plant and equipment, net	210,733	191,307
Other assets	44,848	45,545

Total assets	$458,451	$438,262

Current liabilities	65,414	57,955
Long-term debt	255	255
Other long-term liabilities	35,563	34,635
Stockholders’ equity	357,219	345,417

Total liabilities and stockholders’ equity	$458,451	$438,262

Segment Information (unaudited)

	Quarter ended Sept 30, 2010
	Horsehead		Corporate and other
	Corporation	INMETCO	reconciling items	Total

Net sales	$77,727	$13,092	$(270)	$90,549
Income (loss) before tax	$(7,836)	$3,620	—	$(4,216)

	Nine months ended Sept 30, 2010
	Horsehead		Corporate and other
	Corporation	INMETCO	reconciling items	Total

Net sales	$247,894	$38,870	$(701)	$286,063
Income before tax	$5,865	$9,929	—	$15,794

(1)	EBITDA is a non-GAAP financial measure. Management uses EBITDA to help it evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of EBITDA to net income:

EBITDA	Quarter ended Sept 30,		Nine months ended Sept 30,
	2010	2009	2010	2009
Net income (loss)	$(2,353)	$(3,580)	$10,137	$(27,687)
Income tax provision (benefit)	(1,863)	(377)	5,657	(13,797)
Interest expense	308	596	920	1,550
Interest and other (income) expense	(113)	(159)	(673)	(442)
Depreciation and amortization	4,430	3,743	13,212	10,956

EBITDA	$409	$223	$29,253	$(29,420)

Contact info:
Robert D. Scherich
Vice President & CFO
Horsehead Holding Corp.
724.773.9000
SOURCE Horsehead Holding Corp.